UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 17, 2010

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

760 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)         Not applicable.

(b)         On November 17, 2010, as a result of attaining the mandatory retirement age for service as a director, Lincoln S. Young, who is 75 years old, formally gave notice of his intent to retire (i) as Chairman of the Board of both SBT Bancorp, Inc. (the “Company”) and its principal subsidiary, The Simsbury Bank & Trust Company (the “Bank”) and (ii) as a member of each of the Boards of Directors of the Company and the Bank, effective November 28, 2010.  Mr. Young has served as a member of the Company’s Board of Directors since 2006 and as a member of the Bank’s Board of Directors since 1994.

              In addition, on November 17, 2010, as a result of Mr. Young’s intention to retire as Chairman of the Board of each of the Company and the Bank, the Board of Directors of each of the Company and the Bank, respectively, acted to elect (i) Robert J. Bogino, the current Vice Chairman of each Board, as its respective Chairman of the Board and (ii) David W. Sessions, a current director of each Board, as its respective Vice Chairman of the Board, effective November 28, 2010.  Mr. Bogino has served as a member of the Company’s Board of Directors since 2006 and as a member of the Bank’s Board of Directors since 1994, while Mr. Sessions has served as a member of the Company’s Board of Directors since 2006 and as a member of the Bank’s Board of Directors since 1992.

              The Boards of Directors of the Company and the Bank have not yet determined if they will fill the vacancies created on their respective Board of Directors created by Mr. Young’s retirement.

(c)         Not applicable.

(d)         Not applicable.

(e)         Not applicable.

(f)         Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

By: /s/ Martin J. Geitz
Title: President and Chief Executive Officer

Dated:	November 22, 2010